Exhibit 10.11

EMPLOYMENT CONTRACT

In Santiago, as of March 31, 2023, between the individuals identified in clause I, called "executive" or "dependent" and "employer or company", the following individual employment contract has been agreed, which consists of the clauses that are set forth below:

I. IDENTIFICATION OF THE PARTIES

a) Identification of the employee

Name : Jose Cantero Sanchez

Spanish nationality

Marital status Married

C.N.I. : 24695741-K

Date of Birth : 14.04.1968

Address: Braulio Arenas 1254 (La Serena)

Email: j.cantero@pretamspa.com

Telephone: +56 9 44052074

b) Identification of the employer

Name : Prefabricated Tambillos SpA

RUT : 76954728-2

Legal Representative: Luis Arrechea Miquelarena

Address: Route 43 Km s/n junction D421 Tambillos (Coquimbo. Chile)

Email : l.arrechea@pretamspa.com

II. FUNCTION OR POSITION

The employee will perform the function or position of CMO (Chief Manufacturing Officer)

The employee undertakes to execute the contract in good faith, therefore, is bound not only to what is stated in this instrument, but also to all things that emanate precisely from the nature of the obligation or that by law or custom they belong to him. Therefore, he must do everything that is conducive to adequate and efficient representation and that his position as CMO (Chief Manufacturing Officer) requires of him, whose enumeration is exemplary and in no case presents the character of exhaustive.

However, the employee agrees to:

1. Timely and faithfully comply with the policies and instructions issued by the board of directors or the persons designated by it, faithfully comply with the policies, instructions, regulations and orders issued by the employer or its representatives, carrying out all those activities or tasks that directly or indirectly say related to the work to be performed and that are necessary to adequately, efficiently and timely perform the work for which you are hired.

2. Carry out all those activities or tasks that are related to the position of CMO (Chief Manufacturing Officer).

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3. Maintain the most absolute and total confidentiality of everything that may come to your knowledge directly or indirectly, that says or may say related to the business or particular or general activities of Prefabricados Tambillos SpA (hereinafter PRETAM SPA), and its affiliated This obligation will subsist permanently, indefinitely and regardless of the existence of this employment contract.

4. Return in a single act and immediately, once this employment contract is terminated or when the company requires it, each and every one of the documents and other information that he has and that is related to the activities or affairs of PRETAM SPA , and its associates.

5. Carry out work with due care, avoiding compromising the health, integrity and safety of both his person and that of the other employees.

6. Inform the Board of Directors of any anomaly that has occurred or is estimated to occur and affects the normal development of its work.

7. Keep the most absolute confidentiality, inside and outside the company, about any type of information, preliminary project, feasibility studies or others and, in general, about all the operations of the company or its clients, even if they have not intervened personally.

8. Maintain the most absolute independence between the operations of the company and their personal and/or family interests.

Compliance with the obligations set forth in this clause is considered essential by the parties, which is why they agree that failure to comply with these duties is considered a serious breach of the obligations imposed by the employment contract, under the terms of article 160, of the Labor Code.

The foregoing is without prejudice to the responsibility that corresponds to him for the damages and losses that the infringement of these obligations generates, as well as the criminal and civil responsibilities that he may incur.

III. WORKPLACE.

The employee will perform his duties at the Employer's premises located at Ruta 43 Km s/n junction D421 Tambillos (Coquimbo. Chile); Notwithstanding the foregoing, he must also work in other places in the country or abroad, if the needs of the company so require, without this implying a detriment to the employee.

The employee (a) expressly declares to know and accept that the functions to be performed require his constant displacement to supervise the Company's operations, declaring, furthermore, that the foregoing in no way means a detriment to him.

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IV. CHARGE OF EXCLUSIVE TRUST.

For the purposes derived from the application of article 161 of the Labor Code, the parties expressly record that the position that the employee assumes by virtue of this Contract is of the exclusive trust of the Employer.

Likewise, and in accordance with the provisions of article 305 No. 2 of the Labor Code, the employee may not bargain collectively nor be part of negotiating commissions that represent the working party.

V. WORKING DAY.

Given the nature of the position and functions of the employee, and in accordance with the provisions of the second paragraph of article 22 of the Labor Code, he is expressly excluded from limiting his workday.

In accordance with what is indicated in the previous paragraph, the employee will not be entitled to overtime pay.

VI. REMUNERATION.

The employer agrees to pay the following:

to. Base salary: For the performance of his duties, the employee will receive a gross annual salary amounting to USD 110,000, including the Legal bonus.

b. Legal Bonus: Bonus will be paid according to the modality of article 50 of the Labor Code, that is, 25% of the remuneration earned by the employee with a maximum of 4.75 Minimum Monthly Income. The company will grant monthly advances. With this payment, the obligation of the company to pay legal gratuity will be understood as fulfilled.

The agreed remuneration will be paid in arrears, on the first business day of each month, in deposits in the employee's current bank account and/or sight account, authorizing the latter from now on to his employer to make the payment in the manner indicated.

The parties agree, declare and expressly record that the remuneration agreed between the employee and the company, includes, compensates and remunerates in its entirety, the services that the employee provides to his employer, related and affiliated companies, both those that currently exist and those that exist in the future, expressing the employee in this act, freely and voluntarily, his total agreement.

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VII. PROHIBITION OF ACTIVITIES WITHIN THE INDUSTRY .

During the term of this Contract, the employee, without prior written authorization from the Company, may not take part, directly or indirectly, in businesses, jobs, activities or occupations that are related to or competitive with their own activities. of the Employer's turnover.

Consequently, the employee will allocate all his productive time, energy and skills to the performance of his obligations established in this Contract and must diligently and reliably perform all the obligations inherent to his position.

VIII. CONFIDENTIALITY.

The employee accepts, agrees and undertakes to keep confidential all Company information to which he has had (in the past or future) access, directly or indirectly, by any means and on the occasion of this Contract or accidentally, be it commercial, financial or information of any other nature, and, consequently, undertakes not to reveal, transmit or divulge such information to third parties, nor to use it for any purpose other than compliance with the obligations contracted by virtue of the this Agreement. This obligation of confidentiality will remain in force, indefinitely, even after the termination of this Contract, and the employee must adopt all the pertinent and necessary measures and safeguards to maintain said confidentiality. Likewise, the employee undertakes to indemnify and hold the Company harmless from each and every one of the damages that may be caused as a result of the aforementioned breach of confidentiality.

The prohibitions contained in this Contract will be kept strictly confidential by both the employee and the Company and may not be publicized or disclosed in any way.

IX. NON COMPETE.

The employee agrees that during the term of the Contract he will not carry out work that is substantially similar or the same as that performed for the Company, for any person or business that is related to the line of business or activity of the Company or its parent company, within the Prohibited Territory, either directly or indirectly, alone or in conjunction with another person or legal entity (other than the Company). “Prohibited Territory” includes and means the geographic locations or areas where the employee provides services for the Company, and those places in which the Company and/or the parent company provide services or carry out their business.

During the term of this Contract, the employee undertakes not to request, induce or encourage, directly or indirectly, any employee of the Company to resign from their employment with the Company, nor to require, induce or hire, or attempting to solicit, induce, or hire Company employees, whether for himself or for any other person or entity.

Likewise, the employee may not acquire, assume or participate, directly or indirectly, in any position, investment or interest known to him as contrary or incompatible with the Company, its business or business prospects, its financial affairs or other aspects. . During the term of this Contract, and except on behalf of the Company, the employee may not, directly or indirectly, be it as agent, director, shareholder, partner, owner, associate, representative, adviser or in any other capacity, dedicate himself, have a financial interest, be an employee or have any connection or relationship with another person, natural or legal, national or foreign, known to him as a direct competitor of the Company, anywhere in the world, who is dedicated to the business of the Company (or the potential industrywhere the Company is active).

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X. RELATED COMPANY.

The employee expressly declares to know and accept that within the framework of the services that must be provided to the Employer there may be functions that are related to a company related to it, particularly due to the Employer's needs that are produced by natural synergies between related companies. with complementary lines of business, or by contracts for the provision of services that exist between them. Faced with this, the employee (a) expressly declares to know and accept that his sole and exclusive employer is PRETAM SpA, without having reservations to formulate and without any charge to entities other than his Employer.

Consequently, it is expressly stated that in no case can it be estimated that there is a relationship of subordination and dependency between the employee and any company related to the Employer.

XI DISCHARGE AND RETURN OF WORK MATERIALS.

Materials owned by the Company and rendering and/or payment of what corresponds. At any time during the term of this Contract and at the Company's request, or at any time after the termination of this Contract, the employee will return to the Company all the work material and all the data, lists, information, memorandum , notes, records, reports, files, image bank and documents belonging to the Company (including any copies or reproductions thereof, in any form, and any material constituting trade secrets or confidential information of the Company) and all credit cards, keys, building entrance cards, security passes, access or identification cards, computers, other computer equipment, portable email devices, telephones, computer programs, and any other property owned by the Company that are in the possession or control of the Employee. The employee agrees that, on their last day of work, they will settle all expense accounts, pay everything owed to the Company, including all amounts of money owed to the Company corresponding to credit cards or accounts (for example, cell phone bills). Likewise, the parties agree that in the event that, at the time of termination of the employment contract, for any reason, there is an outstanding balance of loans, work implements or of any other nature, the entire amount owed from the assets that must be paid in the settlement, whether of the remunerations or the indemnities that proceed, granting the employee in this act express authorization to the company.

XII: VALIDITY.

This contract will be valid for 2 years from June 1, 2023. After that period expires, the contract may be renewed, with the prior agreement of both parties granted in writing at least 30 days in advance.

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XIII. RULES OF PROCEDURE

In this act, the executive declares that he has received a copy of the Internal Order, Hygiene and Safety Regulations and a safety talk related to the company's activity and the risks associated with his duties, committing to fully comply with them.

XIV. RECORDS

It is expressly stated that:

a.. The employee entered to provide services on June 1, 2023.

b. This contract is signed in two copies, leaving one in the possession of the employee.

/s/ Jose Cantero Sanchez	/s/ Luis Arrechea Miquelarena
EMPLOYEE(A)	EMPLOYER

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